Suite 820-1130 West Pender St Vancouver, B.C. V6E 4A4 Tel : 819 874-0030 Fax : 819 825-1199

Trading Symbol: WRR

NEWS RELEASE

WALKER INCREASES LAND AND OWNERSHIP AT LAPON CANYON

Vancouver, B.C. July 6, 2017 - Walker River Resources Corp. (“Walker” or the “Company”) (TSX-V: “WRR”) is pleased to announce that it has increased its ownership and land holdings at the Lapon Canyon gold project, located approximately 60 kilometres southeast of Yerington, Nevada (the “Lapon Project”).

The Company has completed all requirements set out in the mining lease agreement with the original owners of the Lapon Project (D. Potts Trust) and has proceeded with the buyout of the lease agreement. ($217,000 USD). The original owners retain a 1% N.S.R on the Lapon Project. The claims have been duly registered in the name of the Company’s wholly owned Nevada corporation, Walker River Resources, LLC.

Additionally, Walker has increased its land holdings at the Lapon Project by acquiring through staking, an additional 60 claims covering the strike and dip extensions of the altered and mineralized zones discovered by geological mapping conducted by the Company’s geologists, and confirmed by the 2015 and 2016 drill programs.

The Lapon Project now consists of 96 claims (1,940 acres) situated in the Wassuk Range, easily accessible by secondary state roads from the main highway (25 kilometres). A state grid power transmission line passes within three kilometres of the Lapon Project.

Finally, the Company is also pleased to announce it has increased its ownership of the Lapon Project to 100% by entering into a property purchase agreement with Nevada Canyon Gold Corp. (“Nevada Canyon”) to purchase Nevada Canyon’s 30% interest in the Lapon Project.

Under terms of the property purchase agreement, the Company will acquire Nevada Canyon’s 30% interest in the Lapon Project in exchange for 9,100,000 common shares of the Company and warrants to acquire an additional 11,900,000 common shares. Each warrant is exercisable for a period of five years without further consideration into one common share in the capital of the Company. The terms of the warrants contain a provision that Nevada Canyon cannot exercise any warrants which would result in it owning 10% or more of the issued and outstanding shares of the Company. Closing of the agreement with Nevada Canyon is subject to the acceptance of the TSX Venture Exchange.

About the Lapon Project

Previous geological mapping and prospecting on the Lapon Project demonstrated the potential for the emplacement of significant gold mineralization. Drilling in late 2015 and 2016 confirmed this potential.

Drilling highlights (previously announced) included 77.62 g/t Au over 12.2 meters (uncut); 48.02 g/t over 13.7 meters (uncut); 39.17 g/t over 9.2 meters (uncut); among others.

The drill program confirmed the potential for the emplacement of significant gold mineralization on the project.

The Lapon Project is located within the Walker Lane shear zone, a 100 kilometre wide structural corridor extending in a southeast direction from Reno, Nevada. Within this trend, numerous gold, silver, and copper mines are located, notably the historic Comstock Lode mines in Virginia City, the past producing Esmeralda/Aurora gold mine, with reported production of some one million ounces, as well as the Anaconda open pit copper mine in Yerington. Nevada Copper’s new mine, Pumpkin Hollow, is also located within the Wasuk Range about 25 kilometres north of Lapon.

The Lapon Project is cut by a series of steeply dipping cross fault structures cutting across the Walker trend, analogous to other cross fault structures responsible for many gold and base metal deposits in the world. These faults are heavily sheared and altered (sericite, iron oxides) with abundant silica. They vary in width from 60 to 300 meters. Four of these structures have been discovered at Lapon, and at least two can be traced for over four kilometers. Gold mineralization is located within echelon structures within these faults. At least one of these shear zones, the Lapon Rose zone was the site of underground development, and shows a minimum strike length of 4 kilometers, has a width of over 60 meters and has a vertical extent of at least 650 meters.

Small scale high grade mining began on the project in 1914. Approximately 600 meters of drifts and raises were developed from two adits and a two stamp mill was built. Further limited underground work was carried out, returning numerous assay values in the range of one ounce per ton, with a sample at the end of an adit returning 20.6 ounces per ton. (National Instrument 43-101, Montgomery and Barr, 2004).

E.Gauthier, Geol, Eng (OIQ) acts as the qualified person to the Company and has approved the contents of this release.

ON BEHALF OF THE BOARD OF DIRECTORS

“Michel David”
Michel David,
Chief Executive Officer and Director

FOR FURTHER INFORMATION PLEASE CONTACT:

Walker River Resources Corp.

Tel: 819 874-0030

Fax: 819 825-1199

Email: info@wrrgold.com

Website: www.wrrgold.com

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